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                            ARTHUR ANDERSEN & CO.


                                                                      EXHIBIT 15




To the Stockholders and
the Board of Directors of
Delta Air Lines, Inc.:



We are aware that Delta Air Lines, Inc. has incorporated by reference in its Registration Statement Nos. 2-94541, 33-30454, 33-50175 and 33-52045 its Form 10-Q for the quarter ended December 31, 1993, which includes our report dated February 11, 1994 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statements prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.




By:  /s/Arthur Andersen & Co.
   ----------------------------

Atlanta, Georgia
February 11, 1994